EXHIBIT 5(a)

                                 November 29, 1995



   Fleet Financial Group, Inc.
   50 Kennedy Plaza
   Providence, RI 02903

        Re:  Fleet Financial Group, Inc.
             Shawmut National Corporation Employees' Thrift Plan and Thrift and Profit Sharing Plan for Employees of Northeast Savings, F.A.

   Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Fleet Financial Group, Inc. (the "Company") with the Securities and Exchange Commission on November 29, 1995 in connection with the registration under the Securities Act of 1933, as amended, of 3,414,070 additional shares of the Company's Common Stock, $0.01 par value, including the associated preferred share purchase rights (the "Common Stock") to be issued, and an indeterminate amount of interests to be offered or sold pursuant to the above-referenced Plans (the "Plans").

        We have served as counsel for the Company and, as such, have assisted in the organization thereof under the laws of the State of Rhode Island and are familiar with all corporate proceedings since its organization. We have examined the following documents and records:

             1. The Restated Articles of Incorporation of the Company, as amended;

             2.   The By-laws of the Company, as amended;

             3.   The Plans;

             4. All corporate minutes and proceedings of the Company relating to the Plans and the issuance of the Common Stock being registered under the Registration Statement; and

             5.   The specimen certificate of Common Stock.







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   Fleet Financial Group, Inc.
   November 29, 1995
   Page Two



        We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Common Stock. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations.

        We are qualified to practice law in the State of Rhode Island and we do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island and the federal law of the United States.

        Based upon such examination, it is our opinion that the Common Stock being registered by the Registration Statement, when issued as contemplated by the Plans, assuming due execution of the certificates therefor, will be legally issued, fully paid and non-assessable.

        V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, Fleet Bank, National Association and Fleet Bank of Massachusetts, National Association, wholly-owned subsidiaries of the Company, and beneficially owns 4,052 shares of Common Stock.

        We hereby consent to the use of our name in and the use of this opinion in connection with the Registration Statement and all amendments thereto.

                                           Very truly yours,

                                           EDWARDS & ANGELL


                                           By: /s/ Laura N. Wilkinson
                                              ------------------------
                                              Laura N. Wilkinson
                                                Partner